Exhibit 5.1

Dykema Gossett PLLC 39577 Woodward Avenue Suite 300 Bloomfield Hills, MI 48304 www.dykema.com Tel: (248) 203-0700 Fax: (248) 203-0763

May 6, 2022

Vericel Corporation 64 Sidney Street Cambridge, Massachusetts 02139
Re:	Post-Effective Amendment No. 1 to Vericel Corporation Registration Statement on Forms S-8 (Registration No. 333-231163, and 333-241700) (collectively, the “Registration Statements”) Registering Shares Issuable under the 2022 Omnibus Incentive Plan (collectively, the “Amendment”)

Dear Ladies and Gentlemen:

As special counsel for Vericel Corporation, a Michigan corporation (the “Company”), we are rendering this opinion in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 2,822,710 shares of the Common Stock, no par value, of the Company, that were authorized and remain available for issuance under the Company’s 2019 Omnibus Incentive Plan (as amended and restated, the “2019 Plan”), and (ii) shares subject to outstanding awards granted under the 2004 Equity Incentive Plan (the “2004 Plan”), the 2009 Omnibus Incentive Plan (as amended and restated, the “2009 Plan”), and 2017 Omnibus Incentive Plan (the “2017 Plan,” and, together with the 2004 Plan, 2009 Plan, and 2019 Plan, the “Prior Plans”) and any forfeitures of shares under outstanding awards on or after the date of the Amendment (the “Remaining Prior Plan Shares”). The Remaining Prior Plan Shares are on and after the date of the Amendment available for issuance under the Vericel Corporation 2019 Omnibus Incentive Plan (the “New Plan”).

We have examined all instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original documents and the conformity to original documents of all photostatic and facsimile copies submitted to us, and the due execution and delivery of all documents by any party where due execution and delivery are a prerequisite to the effectiveness thereof. We have assumed that all information contained in all documents reviewed by us is true and correct.

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Vericel Corporation

May 6, 2022

In rendering the opinions set forth herein, we have assumed that, at the time of the issuance of the Remaining Prior Plan Shares pursuant to awards granted under the New Plan (the “Award Shares”), (i) the resolutions of the Company with respect to the authorization of the issuance of the Remaining Prior Plan Shares and related matters thereto will not have been modified or rescinded, (ii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or fully paid status of the Company’s Common Stock, (iii) all requirements of the Michigan Business Corporation Act, the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as amended to date, will be complied with when the Award Shares are issued, (iv) sufficient shares of Common Stock will be authorized for issuance under the Amended and Restated Articles of Incorporation of the Company that have not otherwise been issued or reserved for issuance and (v) neither the issuance nor sale of the Award Shares will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Based on our examination, we are of the opinion that the Remaining Prior Plan Shares issued under the New Plan, have been duly authorized and, when issued against payment of the purchase price therefor and in accordance with the provisions of the New Plan, will be validly issued, fully paid, and non-assessable.

The opinion expressed herein is limited to the laws of the State of Michigan. We express no opinion and make no representation with respect to the law of any other jurisdiction.

We consent to the inclusion of this opinion as an exhibit to the Registration Statements and to the reference to our firm in the Registration Statements. Such consent does not constitute a consent under Section 7 of the Act, because we have not certified any part of such Registration Statements and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

Dykema Gossett PLLC

/jmw

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